EXHIBIT (8)(a)(2)

AMENDMENT NO. 2 TO PARTICIPATION AGREEMENT (JANUS)

AMENDMENT NO. 2

TO

PARTICIPATION AGREEMENT

Amendment to the Amended and Restated Participation Agreement (the “Agreement”), dated March 1, 2003, between Janus Aspen Series, an open-end management investment company organized as a Delaware trust (the “Trust”) and Western Reserve Life Assurance Co. of Ohio, an Ohio corporation, (the “Company”) on its own behalf and on behalf of each separate account and subaccount thereof of the Company named in Schedule 1 to this Agreement and such other separate accounts that may be added to Schedule 1 from time to time, in accordance with Article XI of the Agreement (each such separate account referred to as the “Account”).

WHEREAS, the Parties executed an amendment, effective January 1, 2012, which included the addition of Confidential Information, complying with Massachusetts privacy laws, and shall hereafter be referred to as Amendment Number 1. to the Participation Agreement;

WHEREAS, the Parties desire to further amend the Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1.	The existing Article XI. is deleted in its entirety and replaced with the following:

“Article XI. Applicability to New Accounts, New Contracts, Portfolios and Portfolio Shares

11.1 When Applicable. The parties to this Agreement may revise Schedule 1 to the Agreement from time to time, with notice to all parties by providing a revised Schedule 1 to the other party in advance of the change, to reflect changes in or relating to Portfolios, the Contracts and to add new classes of variable annuity contracts and variable life insurance policies to be issued by the Company through an Account investing in the Trust. Any change in Portfolio shares though shall require a written agreement properly authorized and executed by both parties. The provisions of this Agreement shall be equally applicable to new Portfolio, Portfolio shares or classes of contracts or policies, unless the context otherwise requires.”

2.	A new section, numbered consecutively, is added to the Agreement as follows:

“Article XV. Summary Prospectus

Should Trust and Company desire to distribute the prospectuses of the Portfolios within the Trust pursuant to Rule 498 of the Securities Act of 1933, as amended, (“Rule 498”), the roles and responsibilities of the parties to the Agreement (the “Parties”), for complying with Rule 498 and other applicable laws, are set forth as follows:

(a)       For purposes of this Section, the terms “Summary Prospectus” and “Statutory Prospectus” shall have the same meaning as set forth in Rule 498.

(b)       Trust shall provide, or cause to provide, Company with copies of the Summary Prospectuses in the same manner and at the same times as the Participation Agreement requires that Trust provide Company with Statutory Prospectuses. If Trust makes any changes to the Summary Prospectus by way of a filing pursuant to Rule 497 under the Securities Act of 1933, unless the Parties agree otherwise, Trust shall provide Company with a supplement setting forth the changes in the Rule 497 filing.

(c)       Trust shall be responsible for compliance with Rule 498(e).

(d)       Trust represents and warrants that the Summary Prospectuses and the web site hosting of such

Summary Prospectuses will comply with the requirements of Rule 498 applicable to Trust and its series. Trust further represents and warrants that it has reasonable policies and procedures in place to ensure that such web site complies with Rule 498.

(e)       Trust agrees that the URL indicated on each Summary Prospectus will lead contract owners directly to the web page used for hosting Summary Prospectuses (“Landing Page”) and that such Landing Page will host the current Trust and series’ documents required to be posted in compliance with Rule 498. Trust shall promptly post notification on the Landing Page of any interruption in availability of this Landing Page and will promptly notify the Company of any interruptions that exist or are expected to exist for more than 48 hours excluding weekends and holidays. Such Landing Page will contain the investment options available under the Agreement.

(f)       Trust represents and warrants that it will be responsible for compliance with the provisions of Rule 498(f)(1) involving contract owner requests for additional Trust documents made directly to Trust. Trust further represents and warrants that any information obtained about contract owners pursuant to this provision will be used solely for the purposes of responding to requests for additional Trust documents or to comply with applicable law or a request from a governmental or regulatory body.

(g)       Company represents and warrants that it will respond to requests for additional Trust documents made by contract owners directly to the Company or one of its affiliates.

(h)       Company represents and warrants that any binding together of Summary Prospectuses and/or Statutory Prospectuses will be done in compliance with Rule 498.

(i)       If Trust determines that it will end its use of the Summary Prospectus delivery option, Trust will provide the Company with at least 60 days advance notice of its intent.

(j)       The Parties agree that the Company is not required to distribute Summary Prospectuses to its contract owners, but rather that the use of the Summary Prospectus will be at the discretion of Company. Company agrees that it will give Trust reasonable notice of its intended use of the Summary Prospectuses or the Statutory Prospectuses.

(k)       The Parties agree that all other provisions of the Participation Agreement, including the Indemnification provisions, will apply to the terms of this Article XV., as applicable.”

3.           The parties agree to combine existing Schedule 1 and Schedule 2 into a single schedule, hereby referenced as Schedule 1, which may be revised from time to time, with notice to all parties pursuant to Section 11.1. Schedule 1 and Schedule 2 of the Agreement are hereby deleted in their entirety and replaced with the attached Schedule 1. All references to Schedule 2 in the Agreement are hereafter a reference to Schedule 1.

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect. Unless otherwise specified, all defined terms shall have the same meaning given to them in the Agreement.

Effective Date: January 1, 2014

JANUS ASPEN SERIES		WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO

By:	/s/ Stephanie Grauerholtz	By:	/s/ Arthur D. Woods

Name: Stephanie Grauerholz		Name: Arthur D. Woods
Title: Vice President		Title: Vice President
Date:	2/10/13	Date:	2/24/14

SCHEDULE 1

Effective January 1, 2014

SEPARATE ACCOUNT

WRL Series Annuity Account B

POLICY/CONTRACT

Janus Annuity Variable Annuity

FUND

Each series of Janus Aspen Series,

Institutional Shares

4